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                                                                       Exhibit 2


                              EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT dated July 1, 1998, between Gryphon Holdings Inc., a Delaware corporation (the "Company"), and Mr. John A. Dore (the "Executive").


         WHEREAS, the Company wishes to secure for itself and its subsidiaries the services of the Executive as a key senior executive officer, and the Executive desires to serve in the employ of the Company upon the terms and conditions hereinafter provided.


         NOW THEREFORE BE IT AGREED AS FOLLOWS:

1.       Employment, Duties and Acceptance.

         1.1. Employment by the Company. The Company hereby agrees that upon the acquisition of all of the issued and outstanding capital stock of The First Reinsurance Company of Hartford ("First Re"), it will employ the Executive, for itself and its subsidiaries, to serve as an Executive Vice President of the Company, as Vice Chairman of Gryphon Insurance Group Inc. ("GIG") and as President and CEO of First Re, Oakley Underwriting Agency, Inc. ("Oakley") and F/I Insurance Agency, Incorporated ("F/I"). In his role as Vice Chairman of GIG, the Executive will be the senior executive in charge of a Chicago based profit center that will have exclusive authority within GIG for all non-program professional liability business, except for Architects' and Engineers' E&O business. In addition, the Executive shall perform such other executive duties for the Company and its subsidiaries not inconsistent with the Executive's foregoing positions as he may be authorized or directed to perform from time to time by the Company.

         1.2. Acceptance of Employment by the Executive. The Executive agrees to accept such employment and shall render the services described above. The Executive shall devote his full business time and energies to the business of the Company and those of its subsidiaries and to faithfully and diligently perform his duties hereunder, subject to illness, vacations and personal affairs consistent with Company policies for its executives generally. The preceding sentence shall not preclude Executive from serving on the Board of Directors (or comparable governing body) of other business enterprises or from participating in the affairs of any governmental, educational or other charitable institutions with the prior permission of the Company (permission to serve on the Boards of Directors listed on Exhibit A hereto having already been given by the Company).

         1.3. Place of Employment. The Executive's place of employment shall be at 55 West Monroe Street, Chicago, Illinois 60603 or such other location of the principal office of the aforementioned profit center in the Chicago metropolitan area, subject to such travel as the rendering of the services hereunder may require. Office space, furnishings, support staff and facilities and other office amenities will be provided by the Company for the Executive's place of employment at least comparable to those provided to the Executive at the aforementioned address prior to commencement of this Employment Agreement.

         1.4. Service as Director. During the term of his employment hereunder, the Executive shall be, and serve as, a member of the Board of Directors of each of the Company's subsidiaries listed in Section 1.1 and the Company agrees to elect or appoint, or cause the election or appointment, of Executive to membership on such Boards of Directors as needed to carry out the foregoing commitment. In addition, the Executive will be elected as soon as practical after the date hereof to the Board of Directors of the Company. Upon the expiration of the Executive's initial term as a Director of the Company and
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                  each term thereafter, so long as the Executive remains
                  employed hereunder, the Company shall cause the Executive to be included in the slate of nominees recommended that year by the Board for election as Directors of the Company by the shareholders.

2. Term of Employment. The term of the Executive's employment under this Employment Agreement shall commence on the date of the acquisition of First Re, Oakley and F/I by the Company (the "Commencement Date") and shall continue until terminated by either party on thirty days prior written notice (the "Term").

3.       Compensation

         3.1. Salary. As compensation for all services to be rendered pursuant to this Employment Agreement, the Company shall pay the Executive, during the Term, a base salary of $300,000 per annum, payable in installments in accordance with the payroll policies of the Company as in effect from time to time for its executives generally, less such deductions as shall be required to be withheld by applicable law and regulations. The foregoing base salary may be increased from time to time at the discretion of the Board of Directors of the Company.

         3.2.     Annual Bonus. In addition to the salary set forth in Section
                  3.1 hereof, the Executive shall be entitled to participate in the Company's annual bonus incentive plan for members of its senior management subject to the terms and conditions of such plan.

         3.3. Stock Options. Promptly following the acquisition of First Re, Oakley and F/I by the Company, the Executive shall be granted, subject to the approval of the Compensation Committee of the Company, options to purchase 45,000 shares of Common Stock of the Company under the Company's 1993 Stock Option Plan, as amended. Twenty-five percent (25%) of the foregoing options shall be incentive stock options and seventy-five percent (75%) shall be non-qualified options.

         3.4. Benefits. The Executive shall be permitted during the Term, to participate in any life insurance, health, disability, pension and other benefit programs which may be available to other executives of the Company generally, on the same terms and subject to the same conditions as such other executives. The Executive shall be entitled to paid vacation and all customary holidays each year during the Term in accordance with the Company's policies as the same may be modified from time to time on the same terms as other executives, except to the extent that First Re elects to maintain separate though comparable programs for its employees. In such event, Executive shall participate in such programs. For purposes of the foregoing benefits, any service requirements relative to such benefits shall treat employment service with Dearborn Risk Management Inc. or First Re prior to your employment hereunder as the equivalent of service with the Company.

         3.5. Expenses. Subject to such policies as may from time to time be established by the Company's Board of Directors for the Company's executives generally, the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Employment Agreement upon presentation of expense statements or vouchers or such other supporting information as it may require of other senior executive officers of the Company. The Company also will provide the Executive, at Company expense, with (i) a new car, leased by the Company (with an equivalent purchase price of not more than $50,000) or, at Executive's choice,
                  (ii) a car currently under lease to First Re and acceptable to the Executive, with the Company paying in either case all related gasoline, maintenance and insurance expenses. The Company will reimburse the Executive during


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                  the Term for his membership dues in the clubs listed on
                  Exhibit B or such other clubs as may be substituted by mutual agreement of the parties for the original clubs.

4. Definitions. For the purpose of Section 5 of this Agreement, the following terms shall be defined as follows:

         4.1.     Cause. "Cause" means:

                  A. the determination by a majority of the Board of Directors of the Company (the "Board"), other than the Executive, that the Executive has failed to perform his duties to the Company (other than as a result of death or Disability, as hereinafter defined), which failure amounts to an intentional and extended neglect of the Executive's duties hereunder;

                  B. the commission by the Executive of an act of fraud or embezzlement against the Company or the determination by a majority of the Board of Directors, other than the Executive, that the Executive has willfully taken actions injurious to the business or prospects of the Company; or

                  C. the Executive's conviction of any felony or a misdemeanor involving moral turpitude.

         4.2. Constructive Termination. "Constructive Termination" means the occurrence of one or more of the following events: (i) without the Executive's express written consent, the assignment to the Executive of any duties or the reduction of the Executive's duties, either of which results in a significant diminution in the Executive's position or responsibilities with the Company, GIG, First Re or Oakley in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities; (ii) a material reduction by the Company in the base compensation of the Executive as in effect immediately prior to such reduction or a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced, unless any such reduction applies generally to all employees at the Executive's level; (iii) the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive's then present location, without the Executive's express written consent; or
                  (iv) any purported termination by the Company for which the grounds relied upon are not valid; provided that, in each case, the Executive has given the Company written notice stating the Executive's intention to resign for reason of Constructive Termination citing the reason(s), and the Company has not cured the Constructive Termination within fifteen (15) days after receipt of such notice.

         4.3. Disability. "Disability" means that the Executive is unable by reason of accident or illness (including mental illness) to perform the material duties of the Executive's regular position with the Company and is not expected to recover from such disability within a reasonable period of time. If at any time the Executive or the Company claims that the Executive is disabled, a physician acceptable to both the Company and the Executive (which acceptance will not be unreasonably withheld) will be appointed by the Company to examine the Executive. The Executive will cooperate fully with the physician. If the physician determines that the Executive is disabled, the physician will certify to the Company that the Executive is disabled. The physician's determination will be conclusive. The Company will pay the physician's fee.

         4.4. Person. "Person" means an individual, partnership, joint stock company, corporation, trust or unincorporated organization, a government or agency or political subdivision


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                  thereof, or any "person" as such term is used in Sections
                  13(d) and 14(d) of the Securities Exchange Act of 1934.


         4.5. Change in Control. "Change in Control" shall be deemed to occur when any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of
                  1934), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the Company's then outstanding voting stock.

5. Termination Benefits. Upon the Executive's termination of employment, the Executive shall be entitled to receive severance and other benefits as follows:

         5.1.     Severance Pay.

                  A. Involuntary Termination; Constructive Termination. If the Company terminates the Executive's employment other than for Cause or Disability, or if the Executive resigns as a result of a Constructive Termination, then, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, the Executive shall be entitled to severance benefits as follows:

                           (i) Except as provided in subsection 5.1.A.(ii) hereof, the Company will make monthly payments to the Executive as severance pay for a period of six (6) to twelve (12) months (the exact number of months to be determined by the Board of Directors at the time of termination) from the date of termination, provided, that the Executive as a condition of such payments complies with the Executive's obligations under Section 6 hereof. Each monthly payment will be equal to one (1) month of the Executive's base salary at the rate in effect immediately prior to the date of termination and will be paid on or before the first day of the month.

                           (ii) Subsection 5.1.A.(i) notwithstanding, if the date of termination of employment occurs within twenty-four (24) months after a Change in Control, the Company will pay the Executive, in a single lump sum, an amount equal to 36 months base salary, at the rate in effect immediately prior to the date of termination, such amount to be paid within 30 days after such date of termination; provided, however, that in the event the Company's independent auditors determine that such payments would be treated as "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, or any successor provision, such payments shall be reduced by the minimum amount necessary to avoid such treatment. The amount of any such reduction shall be calculated by the Company's independent auditors and such calculations shall be provided, in writing, to the Executive not later than 20 days after the date of termination of employment.

                  B. Other Termination. If the Executive's employment terminates for any reason other than as described in
                           Section 5.1.A. above, including by reason of the Executive's death, Disability, termination by the Company for Cause or resignation other than for Constructive Termination, then the Executive shall be entitled to receive severance, if any, and any other benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such termination.


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         5.2.     Health and Life Insurance. If the Executive's employment
                  terminates as described in subsection 5.1.A.(i) above, the Executive will receive Company-paid medical and life insurance as provided to such Executive immediately prior to the Executive's termination of employment. If the Executive's medical and life insurance coverage included the Executive's dependents immediately prior to the Executive's termination, such dependents shall also be covered at the Company's expense. Company-paid coverage referred to above shall continue as long as the monthly payments continue under subsection 5.1.A.(i). For purposes of the continuation health coverage required under Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), the date of the "qualifying event" giving rise to the Executive's COBRA election period (and that of the Executive's "qualifying beneficiaries") shall be the date of termination.

         5.3. No Mitigation. The Executive shall not be required to mitigate the amount of any payment contemplated by this Employment Agreement (whether by seeking new employment or in any other manner). The Executive's payments under this Agreement shall not be affected by payments received from any future employer, except that the Company's obligation to provide medical and life insurance under Section 5.2. shall terminate to the extent the Executive receives substantially equivalent benefits from another employer.

6.       Confidentiality; Covenant Not to Solicit.

         6.1. Acknowledgment. The Executive acknowledges that (i) the Company, which for the purposes of this Section 6 includes all of the subsidiaries and affiliates of the Company, whether now existing or as may be acquired, formed or incorporated during the Executive's employment hereunder, is engaged in the business of property and casualty insurance and reinsurance and may become engaged during the period during which the Executive is employed by the Company in certain other businesses through the acquisition thereof or otherwise (collectively the "Business"); (ii) the Business is conducted throughout the United States and Canada; (iii) his work for the Company has given him, and will continue to give him, access to trade secrets of, and confidential information concerning, the Company; and (iv) the agreements and covenants contained in this Section 6 are essential to protect the Business and goodwill of the Company.


         6.2. Confidential Information. During the term of the Executive's employment with the Company and for the period ending two years thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, all confidential matters of the Company (other than such matters in the public domain and other than general knowledge of the Executive relating to the Business), including without limitation, trade secrets, client lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans and research projects of the Company learned by the Executive heretofore or hereafter. All memoranda, notes, lists, records and other documents or papers (and copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Executive, or made available to the Executive relating to the Company, are and shall be the Company's property and shall be delivered to the Company promptly upon the termination of the Executive's employment (whether such termination is for Cause or otherwise) or at any other time on request of the Company.

         6.3. Non-Solicitation. During the term of the Executive's employment with the Company and for a period ending two years thereafter, the Executive shall not: (i) solicit or initiate any other action which is intended to induce any other employee of the Company to


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                  terminate employment with the Company, or (ii) solicit, or disclose to any person the identity of, any of the Company's clients, customers, policyholders, vendors, consultants or agents in order to induce any such party to terminate its existing business relationship with the Company.

7. Enforcement. In the event of the breach by the Executive of any of the provisions of Section 6, the Company, in addition to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof.

8. Employment At-Will. The Executive shall be deemed an "At-Will" employee of the Company. Nothing in this Agreement shall be construed to confer upon the Executive any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the Company's right to terminate the Executive's employment at any time, with or without Cause.

9. Successors and Assigns. This Agreement and the rights and obligations of the parties hereto will bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties which assignee shall as a condition of such assignment assume all of the Company's obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and successors or assignees of the parties hereto; provided, however, that neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by the Executive without the prior written consent of the other party.

10. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission (in each such case to be effective on the date of receipt) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

                           (a) If to the Executive:


                                   c/o The First Reinsurance Company of Hartford
                                           55 W. Monroe Street
                                           Chicago, IL 60603
                                           Facsimile: 312-357-3525


                           (b) If to the Company:


                                    Gryphon Holdings Inc.
                                            30 Wall Street
                                            New York, NY 10005
                                            Attn.:  Robert M. Coffee, Esq.
                                            Facsimile: 212-825-0200


or to such other place as either party may designate by written notice to the other.


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12.      Waivers. If either party should waive any breach of any provision of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13. Complete Agreement: Amendments. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, except by written instrument approved by resolution of the Board of Directors of the Company and executed by the parties.

14. Headings. The headings of the sections hereof are inserted for convenience only. They are not a part of nor do they affect the meaning of the sections.

15. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Illinois as applied to agreements between Illinois residents made and performed within Illinois.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                   GRYPHON HOLDINGS INC.





                                   By:
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                                          Stephen A. Crane
                                          President & Chief Executive Officer


                                   EXECUTIVE:






                                  ---------------------------------------------
                                  John A. Dore


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